SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  August 1, 1997



                          CENTRAL MAINE POWER COMPANY
            (Exact name of registrant as specified in its charter)




          Maine                         1-5139                 01-0042740
(State of Incorporation)              (Commission            (IRS Employer
                                      File Number)        Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code:  (207) 623-3521


Item 1 through Item 4.  Not applicable.


Item 5.  Other Events.

Maine Yankee nuclear generating plant. As previously reported, the Maine Yankee Atomic Power Company ("Maine Yankee") nuclear generating plant at Wiscasset, Maine (the "Plant") has been shut down since December 6, 1996, and was expected to remain off-line at least until August 1997. Also as previously reported, on May 27, 1997, the Board of Directors of Maine Yankee voted to reduce maintenance-and-repair spending at the Plant and announced that Maine Yankee was considering permanent closure based on economic concerns and uncertainty about operation of the Plant; and on the same day the Maine Yankee Board indicated that it had also been exploring a sale of the Plant to PECO Energy Company ("PECO"). For a detailed discussion of the background of the current shutdown, including events leading to the Plant's being placed on the "watch list" by the Nuclear Regulatory Commission ("NRC") and other significant regulatory and operational issues, management changes, and investigations of Maine Yankee by the NRC and the United States Department of Justice, see the Company's Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, and its Current Report on Form 8-K dated May 15, 1997.

On August 6, 1997, the Board of Directors of Maine Yankee voted to permanently cease power operations at the Plant and begin the process of decommissioning the Plant. The formal vote followed an announcement by the Maine Yankee Board on August 1, 1997, that Maine Yankee and PECO, after two months of intensive negotiations, had been unable to arrive at "a mutually beneficial framework for agreement" on a sale of the Plant to PECO. The decision to shut down the Plant was based on an economic analysis of the costs, risks and uncertainties associated with operating the Plant compared to those associated with closing and decommissioning the Plant.

Prior to the shutdown vote the Company had been incurring substantial costs as its 38-percent share of the costs incurred by Maine Yankee in Maine Yankee's efforts to return the Plant to service, as well as additional costs for replacement power while the Plant has been out of service. The Maine Yankee Board's decision to close the Plant should mitigate the costs the Company would otherwise incur in 1997 through a phasing down of Maine Yankee's operations and maintenance costs, but will not reduce the need to buy replacement energy and capacity. The amount of costs for replacement power and energy will vary during the year based on the Company's power requirements and market conditions, but the Company expects such costs to be within a range of approximately $4.5 million to $6 million per month in 1997, based on current conditions. Under the electric-utility restructuring legislation enacted by the Maine Legislature in May 1997 the Company's obligation to provide replacement power will terminate on March 1, 2000, with its other power-supply obligations. In the interim, the previously reported termination of a major non-utility generator contract should result in savings to the Company at an annual rate of approximately $25 million commencing November 1, 1997.

The impact of the nuclear-related costs on the Company will be a major obstacle to achieving satisfactory results in 1997, despite the approximately $75 million in Maine Yankee-related costs imbedded in the current determination of the Company's required revenues for ratemaking purposes and despite success in controlling other operating costs. The higher costs incurred to date associated with nuclear plant investments and the costs anticipated to replace energy and capacity needs for the remainder of the year, as a result of the permanent shutdown of Maine Yankee, will reduce current year earnings to a level that will trigger the low-earnings bandwidth provision of the Company's Alternative Rate Plan. That provision is activated if actual earnings for 1997 are outside a bandwidth of 350 basis points above or below a 10.68-percent rate-of-return allowance. A return below the low end of the range provides for additional revenue through rates equal to one-half the difference between the actual earned rate of return and the 7.18-percent (10.68 minus 350 basis points) low end of the bandwidth. While the Company believes the mechanism will be triggered in 1997, it cannot predict the amount, if any, of additional revenues that may ultimately result.

The Company's 38-percent ownership interest in Maine Yankee's common equity amounted to $28.3 million as of June 30, 1997, and under Maine Yankee's Power Contracts and Additional Power Contracts the Company is responsible for 38 percent of the costs of decommissioning the Plant. Maine Yankee has been collecting decommissioning costs in advance pursuant to a 1994 Federal Energy Regulatory Commission ("FERC") rate order. Maine Yankee's most recent estimate of the total costs of decommissioning was $316.6 million (in 1993 dollars), of which approximately $183 million had been collected as of June 30, 1997. Maine Yankee is in the process of developing an updated decommissioning cost estimate, which the Company anticipates will be higher than the 1993 estimate, and expects to file the revised decommissioning cost study with the FERC in the fall of 1997 as part of a rate filing reflecting the permanent shutdown of the Plant.


Item 6 through Item 8.  Not applicable.


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CENTRAL MAINE POWER COMPANY



                         By:
                              D. E. Marsh
                              Chief Financial
Officer

Dated:  August 7, 1997